EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-48358, 33-52201, 33-58103, 33-62005, 333-09919, 333-20841, 333-18511, 333-31715, 333-46858, 333-44785, 333-69483, 333-62256, 333-63184, 333-84014, 333-88924, and 333-116701of EOG Resources, Inc. on Form S-3 and Form S-8 of our report dated February 22, 2006, relating to the consolidated financial statements and financial statement schedule of EOG Resources, Inc. (the "Company") and to management's report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Houston, Texas
February 22, 2006